EXHIBIT 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Seanergy Maritime Holdings Corp. of our report dated July 20, 2010 relating to the consolidated financial statements of Maritime Capital Shipping Limited for the years ended December 31, 2009, 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007, which appear in exhibit 99.2 of Seanergy Maritime Holdings Corp.'s Current Report on Form 6-K dated July 23, 2010.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers

Hong Kong
October 7, 2010

SK 26979 0001 1136825